Exhibit 99.1

GUESS?, INC. REPORTS FIRST QUARTER RESULTS

Q1 Fiscal 2019 Revenues Increased 15% to $521 Million; Increased 8% in Constant Currency

Q1 Fiscal 2019 GAAP Net Loss Per Share of $0.27, Compared to $0.26 in Q1 Fiscal 2018; Q1 Fiscal 2019 Adjusted Loss Per Share of $0.23, Compared to $0.24 in Q1 Fiscal 2018

LOS ANGELES, May 30, 2018 - Guess?, Inc. (NYSE: GES) today reported financial results for its first quarter ended May 5, 2018.

Victor Herrero, Chief Executive Officer, commented, “I am pleased to report that our first quarter results finished above the high-end of our expectations for revenues, adjusted operating margin and adjusted earnings per share. Overall, the Company revenues increased 15% in U.S. dollars and 8% in constant currency, driven by continued momentum in Europe and Asia. We were also able to expand the Company’s operating margin, despite cost pressures related to our transition to our new distribution center in Europe. Operating margin in Asia improved by 430 basis points as we continue to leverage our infrastructure investments in China and Japan. Turning to the Americas, I am especially proud of the work that has been accomplished in retail where we ended the quarter with positive comps while being significantly less promotional. This translated into a 910 basis point improvement in operating margin for the Americas Retail segment.”

Mr. Herrero concluded, “Overall, I am very excited by the continued momentum, as the first quarter marks the seventh consecutive quarter of revenue growth for the Company.  For me, it speaks to the global strength and potential of the Guess brand. More than ever, we remain focused on executing our strategic initiatives that have been the pillars of our revenue and profit growth.”

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) net gains on lease terminations, (ii) asset impairment charges, (iii) certain professional service and legal fees and related costs and (iv) the related tax effects of these adjustments, where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

First Quarter Fiscal 2019 Results

For the first quarter of fiscal 2019, the Company recorded GAAP net loss of $21.2 million, a 0.3% improvement compared to $21.3 million for the first quarter of fiscal 2018. GAAP diluted loss per share deteriorated 3.8% to $0.27 for the first quarter of fiscal 2019, from $0.26 for the prior-year quarter. The Company estimates that currency had a negative impact on diluted loss per share of $0.03 in the first quarter of fiscal 2019.

For the first quarter of fiscal 2019, the Company recorded adjusted net loss of $17.8 million, a 7.9% improvement compared to $19.4 million for the first quarter of fiscal 2018. Adjusted diluted loss per share improved 4.2% to $0.23, compared to $0.24 for the prior-year quarter.

Net Revenue. Total net revenue for the first quarter of fiscal 2019 increased 14.7% to $521.3 million, compared to $454.3 million in the prior-year quarter. In constant currency, net revenue increased by 7.7%.

•	Americas Retail revenues decreased 1.4% in U.S. dollars and 2.1% in constant currency. Retail comp sales including e-commerce increased 2% in U.S. dollars and 1% in constant currency.

•	Americas Wholesale revenues increased 13.4% in U.S. dollars and 11.3% in constant currency.

•	Europe revenues increased 24.2% in U.S. dollars and 9.1% in constant currency. Retail comp sales including e-commerce increased 15% in U.S. dollars and 1% in constant currency.

•	Asia revenues increased 32.6% in U.S. dollars and 25.1% in constant currency. Retail comp sales including e-commerce increased 22% in U.S. dollars and 15% in constant currency.

•	Licensing revenues increased 23.5% in U.S. dollars and constant currency.

Operating Loss. GAAP operating loss for the first quarter of fiscal 2019 improved 0.3% to $24.9 million (including a $4.0 million unfavorable currency translation impact), compared to $25.0 million in the prior-year quarter. GAAP operating margin in the first quarter improved 70 basis points to negative 4.8%, compared to negative 5.5% in the prior-year quarter, driven primarily by segment mix and lower markdowns in Americas Retail, partially offset by higher distribution costs resulting from the relocation of the Company’s European distribution center and certain professional service and legal fees and related costs. The negative impact of currency on operating margin for the quarter was approximately 30 basis points.

For the first quarter of fiscal 2019, adjusted operating loss improved 7.8% to $20.5 million, compared to $22.2 million in the same prior-year quarter. Adjusted operating margin was negative 3.9%, an improvement of 100 basis points compared to the same prior-year quarter, driven primarily by segment mix and lower markdowns in Americas Retail, partially offset by higher distribution costs resulting from the relocation of the Company’s European distribution center.

•
Operating margin for the Company’s Americas Retail segment improved 910 basis points to negative 3.3% in the first quarter of fiscal 2019, compared to negative 12.4% in the prior-year quarter, driven primarily by the favorable impact from lower markdowns, negotiated rent reductions and higher initial markups.

•
Operating margin for the Company’s Americas Wholesale segment decreased 470 basis points to 14.8% in the first quarter of fiscal 2019, from 19.5% in the prior-year quarter, due primarily to lower gross margins.

•
Operating margin for the Company’s Europe segment decreased 930 basis points to negative 9.9% in the first quarter of fiscal 2019, from negative 0.6% in the prior-year quarter, driven primarily by higher distribution costs resulting from the relocation of the Company’s European distribution center.

•
Operating margin for the Company’s Asia segment increased 430 basis points to 4.8% in the first quarter of fiscal 2019, compared to 0.5% in the prior-year quarter, driven primarily by higher gross margins due mainly to overall leveraging of expenses and higher overall product margins driven primarily by product mix.

•	Operating margin for the Company’s Licensing segment increased 440 basis points to 88.4% in the first quarter of fiscal 2019, compared to 84.0% in the prior-year quarter.

Other net expense was $2.6 million for the first quarter of fiscal 2019, which primarily includes net unrealized mark-to-market revaluation losses on foreign currency balances and unrealized losses on non-operating assets, partially offset by net unrealized mark-to-market revaluation gains on foreign exchange currency contracts, compared to other net income of $1.9 million in the prior-year quarter.

Segment Reclassifications

During the first quarter of fiscal 2019, the Company changed the segment accountability for funds received from licensees on the Company’s purchases of its licensed products. These amounts were treated as a reduction of cost of product sales within the Licensing segment but now are considered in the results of the segments that control the respective purchases for purposes of segment performance evaluation. This change is consistent with how the management team now evaluates overall business strategy, allocates resources and assesses performance of the Company. There has been no change to total segment earnings (loss) from operations as a result of this reclassification. This reclassification increased the segment quarterly operating profits for fiscal 2018 by approximately $2 million for Americas Retail; minimal for Americas Wholesale; $2 million for Europe; minimal for Asia and reduced Licensing by approximately $5 million per quarter.

In addition, during the first quarter of fiscal 2019, the Company adopted new authoritative guidance which requires that the non-service components of net periodic defined benefit pension cost be presented outside of earnings (loss) from operations. This guidance required retrospective adoption, and as a result, the Company reclassified approximately $0.5 million in total costs from earnings (loss) from operations per quarter from within the Europe and Asia segments and corporate overhead into other income (expense).

For comparative purposes, segment earnings (loss) from operations for each of the quarters in fiscal 2018 have been restated to conform to the current presentation and are presented below (in thousands):

	Three Months Ended				Year Ended
	April 29, 2017	July 29, 2017	October 28, 2017	February 3, 2018	February 3, 2018
Earnings (loss) from operations:
Americas Retail	$(21,581)	$(3,555)	$(2,414)	$16,454	$(11,096)
Americas Wholesale	6,983	5,238	8,562	5,062	25,845
Europe	(1,006)	30,058	9,095	56,398	94,545
Asia	339	2,441	2,954	9,075	14,809
Licensing	13,461	14,389	18,347	17,341	63,538
Total segment earnings (loss) from operations	(1,804)	48,571	36,544	104,330	187,641
Corporate overhead	(20,409)	(23,551)	(23,443)	(33,031)	(100,434)
Net gains (losses) on lease terminations	—	—	(11,494)	121	(11,373)
Asset impairment charges	(2,762)	(1,233)	(2,018)	(2,466)	(8,479)
Total earnings (loss) from operations	$(24,975)	$23,787	$(411)	$68,954	$67,355

Impact from Adoption of New Revenue Recognition Standard

The Company also adopted a comprehensive new revenue recognition standard during the first quarter of fiscal 2019 under a modified retrospective method that does not restate prior periods to be comparable to the current period presentation. The adoption of this guidance primarily impacted the presentation of advertising contributions received from the Company’s licensees and the related advertising expenditures incurred by the Company. Under previous guidance, the Company recorded advertising contributions received from its licensees and the related advertising expenditures incurred by the Company on a net basis in its consolidated balance sheet. To the extent that the advertising contributions exceeded the Company’s advertising expenditures for its licensees, the excess contribution was treated as a deferred liability and was included in accrued expenses in the Company’s consolidated balance sheet. Under the new revenue recognition standard, advertising contributions and related advertising expenditures related to the Company’s licensing business are recorded on a gross basis. This resulted in an increase in net royalty revenue within the Company’s Licensing segment of approximately $2.3 million for the quarter, as well as an increase in selling, general and administrative expenses in our Licensing, Americas Retail and Americas Wholesale segments and corporate overhead of $0.2 million, $1.8 million, $0.7 million and $0.6 million, respectively during the three months ended May 5, 2018 compared to the same prior-year period. The net impact was approximately $1.0 million reduction in earnings (loss) from operations for the three months ended May 5, 2018.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on June 29, 2018 to shareholders of record at the close of business on June 13, 2018.

Outlook

The Company’s expectations for the second quarter ending August 4, 2018 and its updated outlook for the fiscal year ending February 2, 2019 are as follows:

Outlook for Total Company[1]

	Second Quarter of Fiscal 2019	Fiscal Year 2019

Consolidated net revenue in U.S. dollars	increase between 14.0% and 15.5%	increase between 8.5% and 9.5%

Consolidated net revenue in constant currency[2]	increase between 11.0% and 12.5%	increase between 6.5% and 7.5%

GAAP operating margin	5.0% to 5.5%	4.1% to 4.5%

Adjusted operating margin[3]	5.0% to 5.5%	4.2% to 4.6%

Currency impact included in operating margin[4]	60 basis points	10 basis points

GAAP EPS	$0.27 to $0.30	$0.84 to $0.95

Adjusted EPS[3]	$0.27 to $0.30	$0.88 to $0.99

Currency impact included in EPS[4]	$0.08	$0.10

Notes:
1	The Company’s outlook for the second quarter ending August 4, 2018 and the fiscal year ending February 2, 2019 assumes that foreign currency exchange rates remain at prevailing rates.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

3
The adjusted operating margin and adjusted EPS guidance for the fiscal year 2019 reflect the exclusion of certain items which the Company believes are not indicative of the underlying performance of its business. Refer to the table below for a reconciliation of our GAAP and adjusted outlook.

4	Represents the estimated translational and transactional gains (losses) of foreign currency rate fluctuations within operating margin and EPS measures presented.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP earnings per share to adjusted earnings per share for the second quarter ending August 4, 2018 and the fiscal year ending February 2, 2019 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook

	Second Quarter of Fiscal 2019	Fiscal Year 2019

GAAP operating margin	5.0% to 5.5%	4.1% to 4.5%
Net gains on lease terminations[1]	—	0.0%
Asset impairment charges[2]	—	0.0%
Certain professional service and legal fees and related costs[3]	—	0.1%

Adjusted operating margin	5.0% to 5.5%	4.2% to 4.6%

GAAP earnings per share	$0.27 to $0.30	$0.84 to $0.95
Net gains on lease terminations[1]	—	$0.00
Asset impairment charges[2]	—	$0.01
Certain professional service and legal fees and related costs[3]	—	$0.03

Adjusted earnings per share	$0.27 to $0.30	$0.88 to $0.99

Notes:
1
Amounts for the full fiscal year include net gains on lease terminations recorded during the first quarter of fiscal 2019 related primarily to the early termination of certain lease agreements in North America. The adjusted results do not assume any additional gains (losses) from lease terminations as the timing and exact amount of any future charges, if any, are not known.

2
Amounts for the full fiscal year include asset impairment charges for certain retail locations recognized during the first quarter of fiscal 2019 that resulted from store under-performance and expected store closures. The adjusted results do not assume any additional asset impairment charges as the Company has recorded amounts currently anticipated under GAAP.

3
Amounts for the full fiscal year include certain professional service and legal fees and related costs recognized during the first quarter of fiscal 2019 which the Company otherwise would not have incurred as part of its business operations. The Company is unable to predict future amounts as these expenditures are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges in the accompanying GAAP outlook.

On a segment basis, the Company expects the following ranges for percentage changes for comparable sales including e-commerce (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Second Quarter of Fiscal 2019		Fiscal Year 2019

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	__	flat to up LSD	__	down LSD to up LSD
Net Revenue	down LSD	down LSD	down MSD to LSD	down MSD to LSD

Americas Wholesale:
Net Revenue	up MSD	up MSD	up MSD	up MSD

Europe:
Comps	__	up LSD	__	up LSD
Net Revenue	up mid-twenties	up low-twenties	up mid-teens	up low-teens

Asia:
Comps	__	up low-teens to mid-teens	__	up mid-teens
Net Revenue	up low thirties	up mid-twenties	up mid-twenties	up low-twenties

Licensing:
Net Revenue[3]	up HSD	__	up MSD	__

Notes:
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.
3
Our outlook includes the impacts of changes resulting from the prospective adoption of the revenue accounting standard in the first quarter of fiscal 2019. Excluding this impact, our guidance for Licensing net revenue would have been down in the low-single digits in the second quarter of fiscal 2019 and down in the mid-single digits for fiscal year 2019.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three months ended May 5, 2018, the adjusted results exclude the impact of net gains on lease terminations, asset impairment charges, certain professional service and legal fees and related costs, and the tax effects of these adjustments, where applicable. For the three months ended April 29, 2017, the adjusted results exclude the impact of asset impairment charges and the related tax impact, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under capital leases. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under capital leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on May 30, 2018 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of May 5, 2018, the Company directly operated 1,020 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 624 additional retail stores worldwide. As of May 5, 2018, the Company and its licensees and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results or events and projected sales (including comparable sales), earnings, capital expenditures, operating margins, cost savings and cash needs; and guidance for the second quarter and full year of fiscal 2019, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; our ability to successfully or timely implement plans for cost reductions; our ability to complete the transfer of our European distribution center without incurring additional shipment delays and/or increased costs; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives; obligations arising from new or existing litigation, tax and other regulatory proceedings (including the European Commission proceeding initiated during the second quarter of fiscal 2018 to investigate whether the Company breached certain European Union competition rules); risks related to the complexity of the Tax Reform and our ability to accurately interpret and predict its impact on our cash flows and financial condition; significant changes in our provisional estimates of the Tax Reform, changes in U.S. or foreign tax or tariff policy including with respect to apparel and other accessory merchandise; accounting adjustments identified after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations under the new administration may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Loss
(amounts in thousands, except per share data)

	Three Months Ended
	May 5, 2018		April 29, 2017
	$	%	$	%[1]

Product sales	$501,505	96.2%	$438,320	96.5%
Net royalties[1]	19,784	3.8%	16,025	3.5%
Net revenue[1]	521,289	100.0%	454,345	100.0%

Cost of product sales[1]	347,351	66.6%	309,703	68.2%

Gross profit	173,938	33.4%	144,642	31.8%

Selling, general and administrative expenses[2]	198,219	38.0%	166,855	36.7%
Net gains on lease terminations	(152)	(0.0%)	—	0.0%
Asset impairment charges	759	0.2%	2,762	0.6%

Loss from operations[2]	(24,888)	(4.8%)	(24,975)	(5.5%)

Other income (expense):
Interest expense	(739)	(0.1%)	(414)	(0.1%)
Interest income	977	0.2%	871	0.2%
Other income (expense), net[2]	(2,614)	(0.5%)	1,888	0.4%

Loss before income tax benefit	(27,264)	(5.2%)	(22,630)	(5.0%)

Income tax benefit	(6,277)	(1.2%)	(1,403)	(0.3%)

Net loss	(20,987)	(4.0%)	(21,227)	(4.7%)

Net earnings attributable to noncontrolling interests	234	0.1%	66	0.0%

Net loss attributable to Guess?, Inc.	$(21,221)	(4.1%)	$(21,293)	(4.7%)

Net loss per common share attributable to common stockholders:

Basic	$(0.27)		$(0.26)
Diluted	$(0.27)		$(0.26)

Weighted average common shares outstanding attributable to common stockholders:

Basic	79,901		83,010
Diluted	79,901		83,010

Effective tax rate	23.0%		6.2%

Adjusted selling, general and administrative expenses[2,3]:	$194,410	37.3%	$166,855	36.7%

Adjusted loss from operations[2,3]:	$(20,472)	(3.9%)	$(22,213)	(4.9%)

Adjusted net loss attributable to Guess?, Inc.[3]:	$(17,831)	(3.4%)	$(19,351)	(4.3%)

Adjusted diluted loss per common share attributable to common stockholders[3]:	$(0.23)		$(0.24)

Adjusted effective tax rate[3]:	23.0%		2.9%

Notes:
1
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, amounts related to net royalties, net revenue and cost of product sales for the three months ended April 29, 2017 have been adjusted to conform to the current period presentation. This reclassification had no impact on previously reported loss from operations, net loss or net loss per share.

2
During the first quarter of fiscal 2019, the Company adopted new authoritative guidance which requires that the non-service components of net periodic defined benefit pension cost be presented outside of earnings (loss) from operations. Accordingly, the Company reclassified approximately $0.5 million from selling, general and administrative expenses to other income (expense), net for the three months ended April 29, 2017 to conform to the current period presentation. This reclassification had no impact on previously reported net loss or net loss per share.

3
The adjusted results for the three months ended May 5, 2018 reflect the exclusion of net gains on lease terminations, asset impairment charges, certain professional service and legal fees and related costs, and the related tax impacts that were recorded, where applicable. The adjusted results for the three months ended April 29, 2017 reflect the exclusion of asset impairment charges and the related tax impact, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP loss from operations to adjusted loss from operations, reported GAAP net loss attributable to Guess?, Inc. to adjusted net loss attributable to Guess?, Inc. and reported GAAP income tax benefit to adjusted income tax benefit for the three months ended May 5, 2018 and April 29, 2017.

	Three Months Ended
	May 5, 2018		April 29, 2017
	$	% of Net Revenue	$	% of Net Revenue[1]

Reported GAAP selling, general and administrative expenses	$198,219	38.0%	$166,855	36.7%
Certain professional service and legal fees and related costs[2]	(3,809)		—

Adjusted selling, general and administrative expenses	$194,410	37.3%	$166,855	36.7%

Reported GAAP loss from operations	$(24,888)	(4.8%)	$(24,975)	(5.5%)
Net gains on lease terminations[3]	(152)		—
Asset impairment charges[4]	759		2,762
Certain professional service and legal fees and related costs[2]	3,809		—

Adjusted loss from operations	$(20,472)	(3.9%)	$(22,213)	(4.9%)

Reported GAAP net loss attributable to Guess?, Inc.	$(21,221)	(4.1%)	$(21,293)	(4.7%)
Net gains on lease terminations[3]	(152)		—
Asset impairment charges[4]	759		2,762
Certain professional service and legal fees and related costs[2]	3,809		—
Income tax adjustments[5]	(1,026)		(820)

Total adjustments affecting net loss attributable to Guess?, Inc.	3,390		1,942

Adjusted net loss attributable to Guess?, Inc.	$(17,831)	(3.4%)	$(19,351)	(4.3%)

Reported GAAP income tax benefit	$(6,277)		$(1,403)
Income tax adjustments[5]	1,026		820

Adjusted income tax benefit	$(5,251)		$(583)

Adjusted effective tax rate	23.0%		2.9%

Notes:
1
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, operating results as a percentage of net revenue for the three months ended April 29, 2017 have been adjusted to conform to the current period presentation.

2
During the three months ended May 5, 2018, the Company recorded certain professional service and legal fees and related costs, which it otherwise would not have incurred as part of its business operations.

3	During the three months ended May 5, 2018, the Company recorded net gains on lease terminations related primarily to the early termination of certain lease agreements in North America.

4	During the three months ended May 5, 2018 and April 29, 2017, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures.

5
The income tax effect of the net gains on lease terminations, asset impairment charges and certain professional service and legal fees and related costs was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

		Three Months Ended
		May 5,	April 29,	%
		2018	2017	change

Net revenue:
	Americas Retail	$171,340	$173,694	(1%)
	Americas Wholesale	40,679	35,857	13%
	Europe	205,435	165,388	24%
	Asia	84,051	63,381	33%
	Licensing[1]	19,784	16,025	23%
	Total net revenue[1]	$521,289	$454,345	15%

Earnings (loss) from operations:
	Americas Retail[2,3]	$(5,680)	$(21,581)	74%
	Americas Wholesale[2,3]	6,026	6,983	(14%)
	Europe[2,3,4]	(20,333)	(1,006)	(1,921%)
	Asia[2,3]	4,065	339	1,099%
	Licensing[2,3]	17,486	13,461	30%
	Total segment earnings (loss) from operations[4]	1,564	(1,804)	187%

	Corporate overhead[2,4]	(25,845)	(20,409)	27%
	Net gains on lease terminations[2]	152	—
	Asset impairment charges[2]	(759)	(2,762)
	Total loss from operations[4]	$(24,888)	$(24,975)	0%

Operating margins:
	Americas Retail[2,3]	(3.3%)	(12.4%)
	Americas Wholesale[2,3]	14.8%	19.5%
	Europe[2,3,4]	(9.9%)	(0.6%)
	Asia[2,3]	4.8%	0.5%
	Licensing[1,2,3]	88.4%	84.0%

	GAAP operating margin for total Company[1,4]	(4.8%)	(5.5%)
	Net gains on lease terminations[2]	(0.0%)	0.0%
	Asset impairment charges[2]	0.2%	0.6%
	Certain professional service and legal fees and related costs	0.7%	0.0%
	Adjusted operating margin for total Company[1,4]	(3.9%)	(4.9%)

Notes:
1
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, net revenue for the three months ended April 29, 2017 have been adjusted to conform to the current period presentation. This reclassification had no impact on previously reported loss from operations.

2
During the third quarter of fiscal 2018, segment results were adjusted to exclude corporate performance-based compensation costs, net gains (losses) on lease terminations and asset impairment charges due the fact that these items are no longer included in the segment results provided to the Company’s chief operating decision maker in order to allocate resources and assess performance. Accordingly, segment results have been adjusted for the three months ended April 29, 2017 to conform to the current period presentation.

3
During the first quarter of fiscal 2019, the Company changed the segment accountability for funds received from licensees on the Company’s purchases of its licensed products. These amounts were treated as a reduction of cost of product sales within the Licensing segment but now are considered in the results of the segments that control the respective purchases for purposes of segment performance evaluation. Accordingly, segment results for the three months ended April 29, 2017 have been adjusted to conform to the current period presentation.

4
During the first quarter of fiscal 2019, the Company adopted new authoritative guidance which requires that the non-service components of net periodic defined benefit pension cost be presented outside of earnings (loss) from operations. Accordingly, loss from operations and segment results for the three months ended April 29, 2017 have been adjusted to conform to the current period presentation.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

		Three Months Ended
		May 5, 2018			April 29, 2017	% change
		As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
	Americas Retail	$171,340	$(1,380)	$169,960	$173,694	(1%)	(2%)
	Americas Wholesale	40,679	(787)	39,892	35,857	13%	11%
	Europe	205,435	(24,965)	180,470	165,388	24%	9%
	Asia	84,051	(4,743)	79,308	63,381	33%	25%
	Licensing[1]	19,784	—	19,784	16,025	23%	23%
	Total net revenue[1]	$521,289	$(31,875)	$489,414	$454,345	15%	8%

Notes:
1
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, net revenue for the three months ended April 29, 2017 has been adjusted to conform to the current period presentation.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	May 5,	February 3,	April 29,
	2018	2018	2017

ASSETS

Cash and cash equivalents	$232,492	$367,441	$316,395

Receivables, net	243,138	259,996	193,643

Inventories	434,922	428,304	402,673

Other current assets	73,320	52,964	66,695

Property and equipment, net	286,915	294,254	245,131

Restricted cash	232	241	1,529

Other assets	250,162	252,434	246,058

Total Assets	$1,521,181	$1,655,634	$1,472,124

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$3,363	$2,845	$571

Other current liabilities	390,426	465,000	323,995

Long-term debt and capital lease obligations	37,217	39,196	23,322

Other long-term liabilities	210,847	209,528	179,324

Redeemable and nonredeemable noncontrolling interests	21,637	22,246	18,796

Guess?, Inc. stockholders’ equity	857,691	916,819	926,116

Total Liabilities and Stockholders’ Equity	$1,521,181	$1,655,634	$1,472,124

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	May 5,	April 29,
	2018	2017

Net cash used in operating activities	$(67,576)	$(29,947)

Net cash used in investing activities	(20,877)	(19,234)

Net cash used in financing activities	(38,284)	(35,960)

Effect of exchange rates on cash, cash equivalents and restricted cash	(8,221)	5,415

Net change in cash, cash equivalents and restricted cash	(134,958)	(79,726)

Cash, cash equivalents and restricted cash at the beginning of the year	367,682	397,650

Cash, cash equivalents and restricted cash at the end of the period	$232,724	$317,924

Supplemental information:

Depreciation and amortization	$16,499	$15,011

Rent	$72,226	$66,207

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(in thousands)

	Three Months Ended
	May 5,	April 29,
	2018	2017

Net cash used in operating activities	$(67,576)	$(29,947)

Less: Purchases of property and equipment	(19,004)	(18,846)

Less: Payments for property and equipment under capital leases	(386)	—

Free cash flow	$(86,966)	$(48,793)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of May 5, 2018
	Stores			Concessions
		Directly	Partner		Directly	Partner
Region	Total	Operated	Operated	Total	Operated	Operated

United States	299	297	2	1	—	1
Canada	86	86	—	—	—	—
Central and South America	103	61	42	27	27	—

Total Americas	488	444	44	28	27	1

Europe and the Middle East	656	407	249	34	34	—
Asia and the Pacific	500	169	331	369	175	194

Total	1,644	1,020	624	431	236	195

	As of April 29, 2017
	Stores			Concessions
		Directly	Partner		Directly	Partner
Region	Total	Operated	Operated	Total	Operated	Operated

United States	332	330	2	1	—	1
Canada	108	108	—	—	—	—
Central and South America	94	51	43	30	30	—

Total Americas	534	489	45	31	30	1

Europe and the Middle East	647	354	293	30	30	—
Asia and the Pacific	489	106	383	380	190	190

Total	1,670	949	721	441	250	191